UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2005

RENTECH, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-19260	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1331 17th Street, Suite 720 Denver, Colorado		80202-1557
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (303) 298-8008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

          On November 15, 2005, Rentech, Inc. (the “Company”) entered into an engagement letter agreement with Credit Suisse First Boston LLC (“CSFB”) for CSFB to act as the Company’s exclusive financial advisor with respect to the development, financing and review of certain financing matters in connection with the Company’s previously announced plans to acquire and develop alternative fuel facilities in East Dubuque, Illinois and Natchez, Mississippi.  The letter agreement sets forth CSFB’s advisory fees for its engagement (including an upfront retainer fee, a monthly retainer fee and success fees based on the completion of financings for the East Dubuque and Natchez projects) and financing fees based on the gross proceeds raised by CSFB in connection with debt or equity financings for the projects.  Subject to the terms and conditions of the letter agreement, the Company has agreed to offer CSFB the role of exclusive placement agent, sole book-running managing underwriter or initial purchaser, sole arranger or principal counterparty for any debt or equity financing for the conversion of the East Dubuque facility or the construction of the Natchez facility.  The letter agreement also includes terms and conditions relating to CSFB’s reimbursable expenses and indemnification and other matters.

          A copy of the press release relating to the engagement is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release by Rentech, Inc. dated November 18, 2005.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Dated: November 17, 2005	By:	/s/ D. Hunt Ramsbottom

D. Hunt Ramsbottom
President

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